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                                                                 EXHIBIT 99.1


         GRAPHON CORPORATION, UNITY FIRST ACQUISITION CORP. COMPLETE MERGER

CAMPBELL, CA - JULY 12, 1999 -GraphOn Corporation (www.graphon.com) today announced the consummation of a merger with Unity First Acquisition Corp. (OTC BB: UFAC). In the agreement, Unity First, a publicly traded acquisition corporation, acquired GraphOn and changed its name to GraphOn Corporation. GraphOn's operations and management team will continue in their existing roles with the newly public company in GraphOn's business as a leading provider of thin, connectivity software. GraphOn software enables enterprises to extend their applications to a wide variety of PCs and desktop devices over dial-up, WAN and Internet connections. This technology provides efficient, cost-effective access to applications by new and existing markets by web-enabling applications for the enterprise and the emerging Application Service Provider (ASP) industry.

     Unity First announced its intent to consummate a merger and acquisition of GraphOn earlier this year. GraphOn completed a $5.175 million private placement of common stock in late January. "The Unity First merger provides GraphOn with significant capital for expansion," said Walt Keller, president of GraphOn. "With this capital, GraphOn intends to increase its sales and marketing efforts in the U.S. and international markets, attract and retain key management and other personnel, acquire technologies and companies and further develop existing and new software." Keller continued, "GraphOn has established strategic alliances with major technology leaders and brings today's most powerful applications to the desktop without rewrites to the software or changes to the corporate computing infrastructure, lowering total cost of ownership."

     The merger was approved by the shareholders of both companies and is expected to provide GraphOn with additional operating capital of $5.4 million. As previously announced, GraphOn shareholders will receive a fixed exchange ratio of 0.5576 share of Unity common stock for each share of GraphOn common stock. In addition, Unity First has filed an application with the Nasdaq for inclusion in the SmallCap Market and to change its ticker symbol from UFAC to GOJO.

ABOUT GRAPHON

     GraphOn Corporation develops and markets thin, server-based software to speed, centralize and simplify enterprise computing and enable efficient network deployment of applications to a wide variety of devices. In addition to jBridge which GraphOn acquired from Corel Corporation in December 1998, GraphOn products include GO-Global, the first thin client X server for PCs running Microsoft Windows; GO-Joe, the first thin client X server for Java; and GO-Between, the first thin client X server for multi-user NT (such as Microsoft Terminal Server and Citrix WinFrame). Fully functional demos of GraphOn's products are downloadable from the company's website (http://www.graphon.com). The company is headquartered in Campbell, California and has offices in Seattle, Washington and Concord, New Hampshire.

ABOUT UNITY FIRST

     Unity First Acquisition Corp. (OTC Bulletin Board - UFAC; UFACW; UFACZ) was formed in May 1996 to serve as a vehicle to effect a merger or similar business combination with an operating business which Unity First believes has significant growth potential. Unity First consummated an initial public offering of its equity securities in November 1996 from which it derived net proceeds in excess of $6 million.

THIS PRESS RELEASE CONTAINS STATEMENTS THAT ARE FORWARD LOOKING AS THAT TERM IS DEFINED BY THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS WILL DIFFER DUE TO FACTORS SUCH AS SHIFTS IN CUSTOMER DEMAND, PRODUCT SHIPMENT

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SCHEDULES, PC SHIPMENT GROWTH, PRODUCT MIX, COMPETITIVE PRODUCTS AND PRICING,
TECHNOLOGICAL SHIFTS AND OTHER VARIABLES. READERS ARE ALSO REFERRED TO UFAC's MOST RECENT REPORTS ON FORM S-4, FORM 10-K AND 10-Q AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

GRAPHON, GO-JOE, GO-GLOBAL, GO-BETWEEN, GLOBALHOST, AND RAPIDX ARE TRADEMARKS OR REGISTERED TRADEMARKS OF GRAPHON CORP. IN THE USA AND OTHER COUNTRIES.